Exhibit 10.2

STEVEN H. LESNIK

Chairman, President & Chief Executive Officer

May 15, 2012

Mr. Daniel Hurdle

91 Shy Bear Way NW

lssaquah, WA 98027

Dear Dan,

It has been a pleasure getting to know you over the last several weeks and to discover the potential and experience you can bring to the senior officer team at Career Education. I am pleased to offer you the position of Senior Vice President and Chief Career Schools Officer reporting directly to me. Your start date is Monday, June 26, 2012 and your position will be based at our Campus Support Center in Schaumburg, IL. This offer is contingent on successful completion of a background check as per our standard protocol for senior officers. The terms of our offer are as follows:

1.	Your salary will be $330,000 on an annualized basis.

2.	You will earn 20 vacation days per year.

3.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan. Generally, eligibility begins on the first day of the month following thirty days of employment. As a senior officer, you will also be eligible to participate in the executive physical program which provides senior officers with an annual comprehensive, customized physical examination at no charge.

4.	You will be eligible to participate in the Annual Incentive Award Program (AlP) with a target opportunity of 50% of your eligible earnings (i.e. generally defined as the amount of base salary earned during the year). However, as discussed with you previously, the Board of Directors reduced the 2012 target opportunity for all participants to better align with the financial realities of our business this year. As a result, your target opportunity for 2012 will be 25% and payment will be dependent upon the Company achieving certain objectives. It is my expectation that reducing participants’ target opportunity will not be required again in 2013. However, as I’m sure you can appreciate, the Compensation Committee of the Board of Directors will not make this determination until later this year or early in 2013.

5.	You will receive a cash signing bonus of $107,600 to offset the reduction in your 2012 AlP opportunity and to offset foregone bonus opportunity as a result of leaving your current employer. This payment will be made within 30 days of your start date. You must pay taxes on the entire bonus amount. If you decide to leave Career Education Corporation of your own free will within your first year of employment, you will be required to reimburse Career Education Corporation the entire amount of your signing bonus.

231 N. MARTINGALE ROAD * SCHAUMBURG, IL 60173

TEL (847) 585-2033 * FAX (847) 551-7000 * www.careered.com

Mr. Daniel Hurdle

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May 15, 2012

6.	You will receive an initial equity grant under the terms of the 2008 Career Education Corporation Incentive Compensation Plan (the Plan) as follows:

a.	You will receive 20,116 restricted stock units (RSU) which grant you the right to receive a Share of Company Common Stock for each RSU if the restrictions in the award are satisfied. The restrictions of this award will be satisfied and the award will vest in its entirety if you remain employed with the Company three years from the grant date.

b.	You will also receive a grant of 5,102 non-qualified stock option shares which gives you the right to purchase the Company’s common stock at a specified price within a specified period of time. The exercise price of the options will be the closing price of the Company’s common stock on the grant date. Vesting of this award will occur ratably over four years (i.e. 25% per year) as long as you remain employed with the Company each year on the anniversary of the grant date.

c.	This initial equity grant will be made as soon as feasible following your start date and in compliance with regulations established by the Securities and Exchange Commission (i.e. an award cannot be granted during a blackout period). To accept the award, you will be required to sign an Award Agreement that contains certain restrictive covenants such as non-compete and non-solicitation requirements. Execution of this agreement will be a condition of your employment.

7.	Beginning in 2013 you will be eligible to participate in the Long-Term Incentive Award Program (LTIP) with a target opportunity of 100% of your base salary. LTIP awards are made annually, typically during the first quarter, and participation in the LTIP and award amounts granted thereunder are subject to approval annually by the Compensation Committee of the Board of Directors. In 2012, awards granted to senior officers under the LTIP were comprised 80% of restricted stock units and 20% non-qualified stock options.

8.	You will receive a cash payment on December 15, 2012 to offset foregone value of your 25,000 Caribou Coffee Company stock options scheduled to vest December 1, 2012. This payment will be equal to the margin value between the option price ($1.60) and the average trading price of CBOU on the day you accept and sign this offer letter. You must pay taxes on the entire payment amount. If you decide to leave Career Education Corporation of your own free will prior to December 31, 2012, you will not be entitled to this payment. If you decide to leave Career Education Corporation of your own free will on or before December 31, 2013, you will be required to reimburse Career Education Corporation the entire amount of this cash payment.

9.	As a senior officer of the company, you will be subject to the Company’s Officer Stock Ownership Guidelines which require that you achieve and maintain a certain level of stock ownership (expressed as a multiple of your base salary). We believe these guidelines help align interests of the senior officer team with those of the Company’s stockholders. Participation in the annual LTIP and your new-hire equity grant are intended to enable you to satisfy the requirements specified in these guidelines.

10.	You are eligible for our Tier A relocation package. Please see the relocation policy documents for further details. All terms, agreements and restrictions apply to the Company Relocation Policy as administered by our vendor (except as specified below in paragraph 12). If you decide to leave Career Education Corporation of your own free will within one year of relocating your primary residence in the Chicago area you will be required to reimburse Career Education Corporation the entire amount of your relocation cost.

231 N. MARTINGALE ROAD * SCHAUMBURG, ILLINOIS 60173

TEL (847) 781-3600 * FAX (847) 781-3610 * www.careered.com

Mr. Daniel Hurdle

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May 15, 2012

11.	In the event you are involuntarily terminated [as defined in the Career Education Corporation Executive Severance Plan], you will be eligible to receive 52 weeks of pay equal to your annual salary at the time of your termination. You will also be eligible to receive other benefits as specified in the Executive Severance Plan.

12.	As discussed previously and referenced above, it is our expectation that you relocate your primary household to the Chicago area by December 31, 2012. Although this is a longer transition than normally contemplated in the Company’s relocation program, we acknowledge that it is necessary and appropriate to ensure a smooth transition for your family. Accordingly, Career Education will extend reimbursement of temporary living expenses and bi-weekly (i.e. every other weekend) commute to Seattle, WA beginning with your start date through December 31, 2012 (the Transition Period). This provision includes the following exceptions to the Company’s relocation program:

a.	reimbursement of reasonable rental expenses for an apartment in the Schaumburg, IL area during the Transition Period;

b.	reimbursement of a “two-stage” relocation, first from your apartment in Minneapolis to an unfurnished apartment in the Schaumburg area and second from your primary residence in the Seattle area to the Chicago area, the latter of which should be completed by June, 2012. For the purpose of clarity, you agreed to personally relocate your residence to the Chicago area by the end of the Transition Period, but it is understood your family and household goods will not relocate until the spring 2013 semester of school is finished;

c.	reimbursement of bi-weekly airfare to and from your primary residence in the Seattle, WA area to Chicago during the Transition Period. In addition, we will also reimburse you the cost of travel to your primary residence to attend your son’s football games regardless of whether or not a game falls on a scheduled bi-weekly trip home. Travel should be planned in accordance with Career Education Corporation’s travel policy. As you are aware, United Airlines is Career Education’s preferred carrier for air travel. United will match your Delta Airlines preferred flier status upon presentation of your preferred status credentials. Our procurement department can initiate that process as soon as you have accepted this offer and provide them with the appropriate documentation.

Dan, we hope these provisions will enable you to transition without worry for your family and ramp-up quickly in your new position. To the extent any of these provisions become taxable income according to the Internal Revenue Service, the cost of the taxable expenses will be imputed as income to you and the appropriate taxes will be withheld from your pay.

13.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with Career Education Corporation. Employment at Career Education Corporation is at-will and may be terminated at the will of either you or Career Education Corporation.

Dan, I am excited about you joining Career Education Corporation. Our company is at a pivotal point in its history and I believe you have the skills and experience to help make a positive difference. I look forward to working with you.

231 N. MARTINGALE ROAD * SCHAUMBURG, ILLINOIS 60173

TEL (847) 781-3600 * FAX (847) 781-3610 * www.careered.com

Mr. Daniel Hurdle

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May 15, 2012

Sincerely,

/s/ Steven H. Lesnik

Steven H. Lesnik

Chairman, President and Chief Executive Officer

Career Education Corporation

Enclosures

Accepted and Agreed to:

/s/ Daniel Hurdle	5/15/12
Daniel Hurdle	(Date)

231 N. MARTINGALE ROAD * SCHAUMBURG, ILLINOIS 60173

TEL (847) 781-3600 * FAX (847) 781-3610 * www.careered.com